Exhibit 99.1

BERKSHIRE HILLS REPORTS IMPROVED FIRST QUARTER RESULTS

BOSTON, April 20, 2022 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today reported that first quarter earnings per share (EPS) increased year-over-year by 62% to $0.42 in 2022 from $0.26 in 2021. The non-GAAP measure of adjusted EPS increased by 37% to $0.43 from $0.32. Earnings benefited from loan growth in 2022 together with a release of the allowance for credit losses, reflecting improved loan performance expectations. Compared to the fourth quarter of 2021, first quarter EPS was unchanged at $0.42 and adjusted EPS increased by 4% to $0.43 from $0.42.

FIRST QUARTER FINANCIAL HIGHLIGHTS (Non-GAAP measures are reconciled on page F-9).

•	62% year-over-year increase in EPS
•	6% increase in total loans quarter-over-quarter
•	2.61% net interest margin, stable over the last five quarters
•	$4 million benefit to the credit loss provision due to a release of the credit loss allowance
•	0.26% non-performing assets/assets – fifth sequential quarterly improvement
•	6% reduction in period-end shares outstanding year-over-year reflecting stock buybacks

CEO Nitin Mhatre stated, “Our strong growth in loan balances was driven by a significant increase in new loan originations that benefited from higher productivity of our existing bankers, recruitment of experienced frontline bankers and new partnership channels in the second half of 2021. Our credit metrics remained strong and our earnings benefited from a release of the credit loss allowance, which continues to provide comparatively strong coverage of the loan portfolio.”

“We remain well positioned to benefit from the expected rising rate environment. During the first quarter, Berkshire announced the approval of a new program to repurchase approximately $140 million in common shares and correspondingly total outstanding shares decreased by 2% during the quarter.“

Mr. Mhatre concluded, “Berkshire Bank recently announced an expanded partnership with fintech Narmi to create a best-in-class digital banking experience for consumers and small businesses. We continue to promote employees from within the organization and bring on board knowledgeable bankers to deepen long-term relationships with our customers. I’m also pleased that our collective efforts to support our customers and communities continue to gain recognition as we were recently named by Newsweek as one of America’s Most Trustworthy Companies and placed among the top 10 banks nationally. Our team has gotten off to a strong start in 2022 as we execute on our BEST plan in pursuit of our vision to be a high-performing, leading socially responsible community bank in New England and beyond.”

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RESULTS OF OPERATIONS

Earnings: First quarter GAAP earnings per share totaled $0.42, unchanged from the prior quarter and increased year-over-year by 62% from $0.26. The non-GAAP measure of adjusted EPS totaled $0.43, increasing quarter-over-quarter by 4% from $0.42 and year-over-year by 37% from $0.32 per share. First quarter adjustments to earnings consisted primarily of branch restructuring expenses in 2021 and unrealized equity securities losses in 2022. Year-over-year earnings improvement also resulted from a benefit in 2022 to the provision for credit losses on loans and as well as from share repurchases. The first quarter 2022 return on tangible common equity measured 7.3% and the non-GAAP measure of adjusted return on tangible common equity measured 7.5%.

Revenue: Net interest income was essentially unchanged quarter-over quarter. Loan growth was weighted towards the end of the quarter, with full benefit expected beginning in the second quarter. Net interest income decreased by 8% year-over-year due primarily to lower loan balances during the year 2021. The Company’s net interest income is modeled to be positively sensitive to the market forecast scenario of rising interest rates.

Non-interest income excluding securities losses increased 5% quarter-over-quarter including seasonal components. It decreased 18% year-over-year primarily due to the sale of insurance and branch operations in the third quarter of 2021, and PPP loan referral fees recorded in the first quarter of 2021.

Provision for Credit Losses on Loans: Berkshire recorded a $4 million benefit to the first quarter 2022 provision, compared to a $3 million benefit in the linked quarter and a $6.5 million charge in the first quarter of 2021. The $4 million benefit resulted from a $7 million release of the credit loss allowance net of $3 million in net loan charge-offs. The Company also utilizes the non-GAAP financial measure of Pre-tax Pre-Provision Net Revenue (“PPNR”) to evaluate the results of operations before the impact of the provision and tax expense. PPNR measured $21 million in the most recent quarter, and $22 million on a non-GAAP adjusted basis.

Expense: First quarter 2022 non-interest expense was down 1% quarter-over quarter and down 12% year-over-year including the impact of operations sold in 2021. Full time equivalent staff totaled 1,333 positions at period-end, compared to 1,319 positions at the start of the year. The effective tax rate was 20% in the most recent quarter, which was unchanged from the tax rate for the year 2021.

BALANCE SHEET (references are to period-end balances unless otherwise stated)

Summary: Total assets increased quarter-over-quarter by $0.5 billion, or 5%, to $12.1 billion reflecting loan growth. Total shareholders’ equity decreased quarter-over-quarter by $89 million, or 7%, due primarily to a $75 million reduction in accumulated other comprehensive income reflecting lower bond valuations as a result of the increase in interest rates during the quarter. We anticipate that the Company’s strong capital and liquidity will position it for future targeted loan growth and capital distributions which are integral elements of its BEST strategic plan.

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Loans: Total loans increased quarter-over-quarter by $441 million, or 6% to $7.27 billion at March 31, 2022. The largest increases were in commercial real estate, asset based lending, and residential mortgages. The Company has expanded its commercial and business banking teams and is developing new sourcing channels for residential mortgages and consumer loans in its markets to support planned loan growth in 2022. Loans were down 5% year-over-year due to the impact of refinancings and targeted runoff.

Asset Quality: Asset quality metrics remained favorable and improving in the most recent quarter. Non-accruing loans decreased by 16%, measuring 0.41% of period-end total loans. Annualized net loan charge-offs measured 0.15% of average loans, down from 0.29% for the year 2021. Accruing delinquent loans declined to a near five quarter low of 0.28% of total loans. The allowance for credit losses on loans decreased quarter-over-quarter by $7 million to $99 million, measuring 1.37% of total loans, which was a decrease from 1.55% at the start of the year.

Deposits and Borrowings: Period-end total deposits increased by 6% quarter-over-quarter and 4% year-over-year. These increases were concentrated in payroll deposits, which fluctuate daily. Shifts in balances between the NOW and money market categories also relate to payroll deposits. Total average deposits increased 1% both compared to the linked quarter and compared to the first quarter of 2021. The Company has been reducing higher cost time deposits, including brokered deposits, which declined by 7% quarter-over-quarter and 28% year-over-year based on average balances. Total average non-maturity deposits increased by 3% quarter-over-quarter and 10% year-over-year. The first quarter total cost of deposits decreased to 0.17%, compared to 0.19% in the linked quarter and 0.36% in the prior year.

Equity: Shareholders’ equity decreased by 7% quarter-over-quarter and year-over-year. This reflected the impact of share repurchases and a $75 million reduction in the most recent quarter reflecting the lower fair value of the bond portfolio as a result of higher interest rates. The ratio of equity/assets decreased quarter-over- quarter to 9.0% from 10.2%. At quarter-end, book value per share was $22.89 and the non-GAAP measure of tangible book value per share was $22.30. These values decreased quarter-over-quarter, but were not significantly changed year-over-year.

ESG & CORPORATE RESPONSIBILITY UPDATE

Berkshire Bank is committed to purpose-driven, community-centered banking that enhances value for all stakeholders as it pursues its vision of being a high-performing, leading socially responsible community bank in New England and beyond. Learn more about the steps Berkshire is taking at berkshirebank.com/csr and in its most recent Corporate Responsibility Report.

Key developments in the quarter include:

•	Corporate Responsibility Report - Earlier this month, the Company released its 2021 Corporate Responsibility Report, Empowering Community Comebacks. The report highlights Berkshire’s performance on environmental, social, and governance matters along with its progress on its BEST Community Comeback. Detailed on the pages of the report are examples of how the simple decision of where you bank can have an outsized impact in your community.

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•	Standing with Ukraine: Berkshire took several actions along with its employees and customers in response to the ongoing humanitarian crisis in Ukraine including making a $50,000 contribution, through its Foundation, to the Ukrainian Federation of America. In addition, Berkshire is refunding outgoing wire transfer fees to individuals who are sending money to family and non-profit organizations in Ukraine; matching employee contributions to non-profits working to aid in relief efforts; and activating a virtual supply drive to provide critical supplies to organizations working to assist in Ukraine and neighboring countries.

•	Awards & Recognition: The Company was named to Newsweek’s list of America’s Most Trusted Companies 2022 and ranked #9 for banks. Earlier in the quarter Berkshire was also listed in Bloomberg’s Gender Equality Index and named a Best Place to Work for LGBTQ+ Equality by the Human Rights Campaign. Finally, Berkshire received a 2022 Communitas Award for Leadership in Corporate Responsibility for its BEST Community Comeback program recognizing its early progress on the multi-year commitment.

•	Current ESG Performance: The Company moved into the top 22% of leading ESG indexes in the U.S. for its Environmental, Social and Governance (ESG) ratings. As of March 31, 2022 the Company received ratings of: MSCI ESG- BBB; ISS ESG Quality Score - Environment: 3, Social: 1, Governance: 3; and Bloomberg ESG Disclosure- 47.81. The Company is also rated by Sustainalytics.

INVESTOR CONFERENCE CALL AND INVESTOR PRESENTATION

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Wednesday, April 20, 2022 to discuss results for the quarter and provide guidance about expected future results. The Company will also place an investor presentation at its website at ir.berkshirebank.com with additional financial information and other information about the quarter.

Participants are encouraged to pre-register for the conference call using the following link:

https://www.incommglobalevents.com/registration/q4inc/10475/berkshire-hills-bancorp-q1-earnings-release-conference-call/.

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor relations section of Berkshire's website at ir.berkshirebank.com. Those parties who do not have Internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 844-200-6205 and using participant access code: 647451. Participants are requested to dial-in a few minutes before the scheduled start of the call. A telephone replay of the call will be available for one week by dialing 866-813-9403 and using access code:  478827. The webcast will be available on Berkshire's website for an extended period of time.

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ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp is the parent of Berkshire Bank, which is transforming what it means to bank its neighbors socially, humanly, and digitally to empower the financial potential of people, families, and businesses in its communities as it pursues its vision of being a leading socially responsible omni-channel community bank in New England and beyond. Berkshire Bank provides business and consumer banking, mortgage, wealth management, and investment services. Headquartered in Boston, Berkshire has approximately $12.1 billion in assets and operates 105 branch offices in New England and New York, and is a member of the Bloomberg Gender-Equality Index. To learn more, call 800-773-5601 or follow us on Facebook, Twitter, Instagram, and LinkedIn.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included on page F-9 in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

The Company utilizes the non-GAAP measure of adjusted earnings in evaluating operating trends, including components for adjusted revenue and expense. These measures exclude items which the Company does not view as related to its normalized operations. These items primarily include securities gains/losses, other gains/losses, merger costs, restructuring costs, goodwill impairment, and discontinued operations. In 2021, the Company recorded a third quarter net gain of $52 million on the sale of the Company’s insurance subsidiary and the Mid-Atlantic branch operations. Expense adjustments in the first quarter 2021 were primarily related to branch consolidations. Third quarter 2021 adjustments included Federal Home Loan Bank borrowings prepayment costs. They also included other restructuring charges for efficiency initiatives in operations areas including write-downs on real estate moved to held for sale and severance related to staff reductions. The fourth quarter 2021 revenue adjustment was primarily related to trailing revenue on a previously reported sale, and the expense adjustment was due primarily to branch restructuring costs. The revenue adjustment in the first quarter of 2022 was due to an unrealized loss in equity mutual funds.

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The Company utilizes Adjusted Pre-Provision Net Revenue (“Adjusted PPNR”) which measures adjusted income before credit loss provision and tax expense. PPNR is used by the investment community due to the volatility and variability across banks related to credit loss provision expense under the Current Expected Credit Loss accounting standard. The Company also calculates Adjusted PPNR/assets in order to utilize the PPNR measure in assessing its comparative operating profitability.

Non-GAAP adjustments are presented net of an adjustment for income tax expense. This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to adjusted income. The efficiency ratio is adjusted for adjusted revenue and expense items and for tax preference items. The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community.

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CONTACTS

Investor Relations Contacts

Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973

Media Contact:

Gary Levante, SVP, Corporate Responsibility & Communications
Email: glevante@berkshirebank.com
Tel: (413) 447-1737

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TABLE INDEX	CONSOLIDATED UNAUDITED FINANCIAL SCHEDULES
F-1	Selected Financial Highlights
F-2	Balance Sheets
F-3	Loan and Deposit Analysis
F-4	Statements of Income
F-5	Statements of Income (Five Quarter Trend)
F-6	Average Balances and Average Yields and Costs
F-7	Asset Quality Analysis
F-8	Asset Quality Analysis (continued)
F-9	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Five Quarter Trend)

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BERKSHIRE HILLS BANCORP, INC.

SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED - (F-1)

	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,
	2021	2021	2021	2021	2022
NOMINAL AND PER SHARE DATA
Net earnings per common share, diluted	$0.26	$0.43	$1.31	$0.42	$0.42
Adjusted earnings per common share, diluted (2)	0.32	0.44	0.53	0.42	0.43
Net income, (thousands)	13,031	21,636	63,749	20,248	20,196
Adjusted net income, (thousands) (2)	16,015	22,104	25,695	20,172	20,789
Total common shares outstanding, period-end (thousands)	50,988	50,453	48,657	48,667	47,792
Average diluted shares, (thousands)	50,565	50,608	48,744	48,340	48,067
Total book value per common share, (end of period)	23.05	23.30	24.21	24.30	22.89
Tangible book value per common share, (end of period) (2)	22.39	22.66	23.58	23.69	22.30
Dividends per common share	0.12	0.12	0.12	0.12	0.12
Full-time equivalent staff	1,467	1,417	1,333	1,319	1,333

PERFORMANCE RATIOS (3)
Return on equity	4.50%	7.37%	22.18%	6.86%	6.79%
Adjusted return on equity (2)	5.53	7.53	8.94	6.83	6.99
Return on tangible common equity (2)	4.98	7.92	23.14	7.37	7.29
Adjusted return on tangible common equity (2)	6.04	8.08	9.53	7.34	7.49
Return on assets	0.42	0.70	2.14	0.71	0.70
Adjusted return on assets (2)	0.51	0.71	0.86	0.71	0.72
Net interest margin, fully taxable equivalent (FTE) (4)(5)	2.62	2.62	2.56	2.60	2.61
Efficiency ratio (2)	71.32	67.82	68.76	71.98	72.61

FINANCIAL DATA (in millions, end of period)
Total assets	$12,757	$12,273	$11,846	$11,555	$12,097
Total earning assets	12,071	11,571	11,145	10,899	11,401
Total loans	7,659	7,233	6,836	6,826	7,267
Total deposits	10,244	9,914	10,365	10,069	10,699
Loans/deposits (%)	75%	73%	66%	68%	68%
Total shareholders' equity	$1,175	$1,175	$1,178	$1,182	$1,094

ASSET QUALITY
Allowance for credit losses, (millions)	$124	$119	$113	$106	$99
Net charge-offs, (millions)	(10)	(5)	(2)	(4)	(3)
Net charge-offs (QTD annualized)/average loans	0.51%	0.26%	0.12%	0.23%	0.15%
Provision expense/(income), (millions)	$7	$-	$(4)	$(3)	$(4)
Non-performing assets, (millions)	58	49	39	37	32
Non-performing loans/total loans	0.73%	0.66%	0.54%	0.52%	0.41%
Allowance for credit losses/non-performing loans	222	250	304	300	335
Allowance for credit losses/total loans	1.62	1.65	1.65	1.55	1.37

CAPITAL RATIOS
Common equity tier 1 capital to risk weighted assets(6)	14.2%	14.3%	15.3%	15.0%	14.0%
Tier 1 capital leverage ratio(6)	9.5	9.5	9.9	10.5	10.3
Tangible common shareholders' equity/tangible assets(2)	9.0	9.3	9.7	10.0	8.8

(1)	Reconciliations of non-GAAP financial measures, including all references to adjusted and tangible amounts, appear on page F-9.
(2)	Non-GAAP financial measure. adjusted measurements are non-GAAP financial measures that are adjusted to exclude net non-adjusted charges primarily related to acquisitions and restructuring activities. See page F-9 for reconciliations of non-GAAP financial measures.
(3)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(4)	Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.
(5)	The effect of purchase accounting accretion for loans, time deposits, and borrowings on the quarterly net interest margin was an increase in all quarters, which is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: 0.05%, 0.08%, 0.06%, 0.05%, 0.03%.
(6)	Presented as projected for March 31, 2022 and actual for the remaining periods.

F-1

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-2)

	March 31,	December 31,	March 31,
(in thousands)	2021	2021	2022
Assets
Cash and due from banks	$81,285	$109,350	$151,814
Short-term investments	1,818,323	1,518,457	1,455,437
Total cash and cash equivalents	1,899,608	1,627,807	1,607,251

Trading security	9,350	8,354	7,798
Marketable equity securities, at fair value	15,801	15,453	14,719
Securities available for sale, at fair value	1,627,330	1,877,585	2,032,575
Securities held to maturity, at amortized cost	610,637	636,503	612,174
Federal Home Loan Bank stock and other restricted securities	28,680	10,800	10,829
Total securities	2,291,798	2,548,695	2,678,095
Less: Allowance for credit losses on investment securities	(111)	(105)	(99)
Net securities	2,291,687	2,548,590	2,677,996

Loans held for sale	18,377	6,110	300

Total loans	7,658,778	6,825,847	7,267,323
Less: Allowance for credit losses on loans	(123,800)	(106,094)	(99,475)
Net loans	7,534,978	6,719,753	7,167,848

Premises and equipment, net	108,538	94,383	92,971
Other real estate owned	149	-	-
Goodwill and other intangible assets	33,500	29,619	28,332
Other assets	566,809	524,074	518,322
Assets held for sale (1)	303,697	4,577	3,988
Total assets	$12,757,343	$11,554,913	$12,097,008

Liabilities and shareholders' equity
Demand deposits	$2,750,393	$3,008,461	$3,020,568
NOW and other deposits	1,856,988	976,401	2,546,799
Money market deposits	2,486,261	3,293,526	2,469,042
Savings deposits	1,047,506	1,111,625	1,133,877
Time deposits	2,103,222	1,678,940	1,528,922
Total deposits	10,244,370	10,068,953	10,699,208

Senior borrowings	351,354	13,331	14,563
Subordinated borrowings	97,338	97,513	97,569
Total borrowings	448,692	110,844	112,132

Other liabilities	229,832	192,681	191,807
Liabilities held for sale (1)	659,310	-	-
Total liabilities	11,582,204	10,372,478	11,003,147

Preferred shareholders' equity	-	-	-
Common shareholders' equity	1,175,139	1,182,435	1,093,861
Total shareholders' equity	1,175,139	1,182,435	1,093,861
Total liabilities and shareholders' equity	$12,757,343	$11,554,913	$12,097,008

(1)	For March 31, 2021, balance includes loans and deposits held for sale relating to the Mid-Atlantic region branch sale that closed in the third quarter of 2021.

F-2

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-3)

LOAN ANALYSIS

			Growth %
(in millions)	December 31, 2021 Balance	March 31, 2022 Balance	Quarter ended March 31, 2022
Total commercial real estate	$3,598	$3,764	5%
Commercial and industrial loans	1,300	1,381	6
Paycheck Protection Program (PPP) Loans	30	16	(47)
Total commercial loans	4,928	5,161	5

Total residential mortgages	1,392	1,567	13

Home equity	253	245	(3)
Auto and other	253	294	16
Total consumer loans	506	539	7
Total loans	$6,826	$7,267	6%

DEPOSIT ANALYSIS

			Growth %
(in millions)	December 31, 2021 Balance	March 31, 2022 Balance	Quarter ended March 31, 2022
Non-interest bearing	$3,008	$3,020	-%
NOW and other	976	2,547	161
Money market	3,294	2,469	(25)
Savings	1,112	1,134	2
Time deposits	1,679	1,529	(9)
Total deposits (1)	$10,069	$10,699	6%

(1) Included in total deposits are brokered deposits of $164.8 million and $228.1 million at March 31,2022 and December 31, 2021, respectively.

F-3

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-4)

	Three Months Ended
	March 31,
(in thousands, except per share data)	2022	2021
Interest income	$74,823	$88,153
Interest expense	5,760	13,060
Net interest income, not FTE	69,063	75,093
Non-interest income
Deposit related fees	7,351	7,126
Loan fees and revenue	8,265	10,246
Insurance commissions and fees	-	3,130
Wealth management fees	2,625	2,772
Mortgage banking fees	19	802
Other	3,166	2,148
Total non-interest income excluding (losses)	21,426	26,224
Securities (losses), net	(745)	(31)
Total non-interest income	20,681	26,193
Total net revenue	89,744	101,286
Total net revenue excluding (losses)	90,489	101,317

Provision (benefit) for credit losses	(4,000)	6,500
Non-interest expense
Compensation and benefits	37,521	38,735
Occupancy and equipment	10,067	11,024
Technology and communications	8,527	8,593
Professional services	2,692	6,614
Other expenses	9,725	9,702
Merger, restructuring and other non-operating expenses	18	3,486
Total non-interest expense	68,550	78,154
Total non-interest expense excluding merger, restructuring and other	68,532	74,668

Income before income taxes	$25,194	$16,632
Income tax expense	4,998	3,601
Net income	$20,196	$13,031

Basic earnings per common share	$0.42	$0.26
Diluted earnings per common share	$0.42	$0.26

Weighted average shares outstanding:
Basic	47,668	50,330
Diluted	48,067	50,565

F-4

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (5 Quarter Trend) - UNAUDITED - (F-5)

	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,
(in thousands, except per share data)	2021	2021	2021	2021	2022
Interest income	$88,153	$85,364	$79,688	$75,860	$74,823
Interest expense	13,060	9,971	8,320	6,548	5,760
Net interest income, not FTE	75,093	75,393	71,368	69,312	69,063
Non-interest income
Deposit related fees	7,126	7,508	7,657	7,522	7,351
Loan fees and revenue	10,246	7,431	8,285	9,098	8,265
Insurance commissions and fees	3,130	2,292	1,581	-	-
Wealth management fees	2,772	2,519	2,653	2,586	2,625
Mortgage banking fees	802	534	461	259	19
Other	2,148	2,211	1,279	993	3,166
Total non-interest income excluding (losses)/gains	26,224	22,495	21,916	20,458	21,426
Securities (losses), net	(31)	(484)	(166)	(106)	(745)
Gain on sale of business operations and assets, net	-	-	51,885	1,057	-
Total non-interest income	26,193	22,011	73,635	21,409	20,681
Total net revenue	101,286	97,404	145,003	90,721	89,744
Total net revenue excluding (losses)/gains	101,317	97,888	93,284	89,770	90,489

Provision (benefit) for credit losses	6,500	-	(4,000)	(3,000)	(4,000)
Non-interest expense
Compensation and benefits	38,735	36,970	37,068	37,816	37,521
Occupancy and equipment	11,024	10,599	10,421	9,738	10,067
Technology and communications	8,593	8,214	8,397	8,599	8,527
Professional services	6,614	3,701	3,180	2,365	2,692
Other expenses	9,702	9,382	8,969	10,025	9,725
Merger, restructuring and other non-operating expenses	3,486	6	1,425	864	18
Total non-interest expense	78,154	68,872	69,460	69,407	68,550
Total non-interest expense excluding merger, restructuring and other	74,668	68,866	68,035	68,543	68,532

Income before income taxes	$16,632	$28,532	$79,543	$24,314	$25,194
Income tax expense	3,601	6,896	15,794	4,066	4,998
Net income	$13,031	$21,636	$63,749	$20,248	$20,196

Diluted earnings per common share	$0.26	$0.43	$1.31	$0.42	$0.42

Weighted average shares outstanding:
Basic	50,330	50,321	48,395	47,958	47,668
Diluted	50,565	50,608	48,744	48,340	48,067

F-5

BERKSHIRE HILLS BANCORP, INC.

AVERAGE BALANCES AND AVERAGE YIELDS AND COSTS - UNAUDITED - (F-6)

	March 31, 2021		June 30, 2021		Sept. 30, 2021		Dec. 31, 2021		March 31, 2022
(in millions)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Commercial real estate	3,630	3.27%	3,625	3.46%	3,577	3.40%	3,569	3.49%	3,651	3.35%
Commercial and industrial loans	1,865	4.62	1,605	4.74	1,370	4.78	1,278	4.37	1,373	4.14
Residential mortgages	1,740	3.71	1,604	3.79	1,499	3.65	1,403	3.82	1,436	3.56
Consumer loans	634	3.79	582	3.80	545	3.95	516	3.96	514	4.24
Total loans (1)	7,869	3.73	7,416	3.84	6,991	3.77	6,766	3.76	6,974	3.61
Securities (2)	2,195	2.36	2,259	2.17	2,312	2.09	2,367	2.04	2,649	1.95
Short-term investments and loans held for sale	1,351	0.13	1,750	0.10	1,762	0.17	1,609	0.17	1,202	0.17
Mid-Atlantic region loans held for sale	295	4.09	269	3.96	155	3.82	-	-	-	-
Total earning assets	11,710	3.07	11,694	2.96	11,220	2.86	10,742	2.84	10,825	2.82
Goodwill and other intangible assets	34		33		31		30		29
Other assets	724		690		674		655		639
Total assets	12,468		12,417		11,925		11,427		11,493

Liabilities and shareholders' equity
NOW and other	1,325	0.15%	1,389	0.07%	1,316	0.05%	1,331	0.05%	1,456	0.04%
Money market	2,802	0.27	2,751	0.18	2,716	0.16	2,731	0.16	2,871	0.16
Savings	1,003	0.08	1,054	0.05	1,112	0.04	1,100	0.04	1,117	0.03
Time	2,266	1.12	2,013	0.94	1,893	0.86	1,750	0.80	1,624	0.71
Total interest-bearing deposits	7,396	0.48	7,207	0.35	7,037	0.31	6,912	0.28	7,068	0.24
Borrowings (3)	511	2.78	392	3.12	263	3.89	121	5.68	122	5.21
Mid-Atlantic region interest-bearing deposits	518	0.60	517	0.51	306	0.51	-	-	-	-
Total interest-bearing liabilities	8,425	0.63	8,116	0.49	7,606	0.43	7,033	0.37	7,190	0.32
Non-interest-bearing demand deposits	2,537		2,787		2,901		3,038		2,968
Other liabilities (4)	347		340		269		175		146
Total liabilities	11,309		11,243		10,776		10,246		10,304

Common shareholders' equity	1,159		1,174		1,149		1,181		1,189
Total shareholders' equity	1,159		1,174		1,149		1,181		1,189
Total liabilities and shareholders' equity	12,468		12,417		11,925		11,427		11,493

Net interest spread		2.44%		2.47%		2.43%		2.47%		2.50%
Net interest margin, FTE (5)		2.62		2.62		2.56		2.60		2.61
Cost of funds		0.48		0.36		0.31		0.26		0.23
Cost of deposits		0.36		0.25		0.22		0.19		0.17

Supplementary data
Net Interest Income, not FTE	75		75		71		69		69
Fully taxable equivalent income adjustment	1		2		2		2		2
Net Interest Income, FTE	77		77		73		71		71

Average PPP loans	546		321		90		37		27
Average loans excluding PPP loans	7,323		7,095		6,901		6,729		6,947
Total PPP loans, end of period	444		173		46		30		16
Total loans excluding PPP loans, end of period	7,215		7,059		6,790		6,796		7,251
PPP interest income	7		5		2		-		-

Total average non-maturity deposits	7,666		7,981		8,045		8,200		8,412
Total average deposits	9,932		9,994		9,938		9,950		10,037

Purchased loan accretion	1		2		2		2		1
Total average tangible equity (6)	1,125		1,141		1,118		1,151		1,160

(1)	Total loans include non-accruing loans.
(2)	Average balances for securities available-for-sale are based on amortized cost.
(2)	Average balances for borrowings includes the financing lease obligation which is presented under other liabilities on the consolidated balance sheet.
(4)	Includes the Mid-Atlantic region non-interesting bearing deposits. As of March 31, 2022 and December 31, 2021 there were no Mid-Atlantic region average non-interest bearing deposits.
(5)	The effect of PPP loans on the quarterly net interest margin is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: (0.11%, 0.11%, 0.05%, 0.00%, 0.00%) This calculation excludes gross interest income on PPP loans and average PPP loan balances.

(6)	See page F-9 for details on the calculation of total average tangible equity.

F-6

BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - UNAUDITED - (F-7)

	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,
(in thousands)	2021	2021	2021	2021	2022
NON-PERFORMING ASSETS
Non-accruing loans:
Commercial real estate	$28,325	$22,799	$14,845	$13,954	$8,984
Commercial and industrial loans	9,371	9,427	7,140	6,747	5,618
Residential mortgages	10,674	9,238	9,763	9,825	11,079
Consumer loans	7,447	6,141	5,399	4,800	4,000
Total non-accruing loans	55,817	47,605	37,147	35,326	29,681
Other real estate owned	149	85	-	-	-
Repossessed assets	1,701	1,666	1,664	1,736	2,004
Total non-performing assets	$57,667	$49,356	$38,811	$37,062	$31,685

Total non-accruing loans/total loans	0.73%	0.66%	0.54%	0.52%	0.41%
Total non-accruing loans/total loans excluding PPP loans	0.77%	0.67%	0.55%	0.52%	0.42%
Total non-performing assets/total assets	0.45%	0.40%	0.33%	0.32%	0.26%

PROVISION AND ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$127,302	$123,800	$119,044	$112,916	$106,094
Charged-off loans	(11,460)	(7,248)	(4,334)	(7,976)	(6,048)
Recoveries on charged-off loans	1,465	2,492	2,206	4,154	3,429
Net loans charged-off	(9,995)	(4,756)	(2,128)	(3,822)	(2,619)
Provision (benefit) for loan credit losses	6,493	-	(4,000)	(3,000)	(4,000)
Balance at end of period	$123,800	$119,044	$112,916	$106,094	$99,475

Allowance for credit losses/total loans	1.62%	1.65%	1.65%	1.55%	1.37%
Allowance for credit losses/total loans excluding PPP loans	1.72%	1.69%	1.66%	1.56%	1.37%
Allowance for credit losses/non-accruing loans	222%	250%	304%	300%	335%

NET LOAN CHARGE-OFFS
Commercial real estate	$(6,959)	$(2,325)	$(1,391)	$(2,208)	$(3,280)
Commercial and industrial loans	(2,662)	(2,331)	110	(1,649)	653
Residential mortgages	80	176	(677)	(2)	(50)
Home equity	(42)	(136)	106	106	135
Auto and other consumer	(412)	(140)	(276)	(69)	(77)
Total, net	$(9,995)	$(4,756)	$(2,128)	$(3,822)	$(2,619)

Net charge-offs (QTD annualized)/average loans	0.51%	0.26%	0.12%	0.23%	0.15%
Net charge-offs (YTD annualized)/average loans	0.51%	0.39%	0.30%	0.29%	0.15%

F-7

BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - UNAUDITED (F-8)

	March 31, 2021		June 30, 2021		September 30, 2021		December 31, 2021		March 31, 2022
(in thousands)	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans
30-89 Days delinquent	$28,565	0.37%	$15,483	0.22%	$18,365	0.27%	$39,863	0.58%	$13,517	0.19%
90+ Days delinquent and still accruing	6,124	0.08%	3,129	0.04%	3,803	0.06%	3,270	0.05%	6,613	0.09%
Total accruing delinquent loans	34,689	0.45%	18,612	0.26%	22,168	0.33%	43,133	0.63%	20,130	0.28%
Non-accruing loans	55,817	0.73%	47,605	0.66%	37,147	0.54%	35,326	0.52%	29,681	0.41%
Total delinquent and non-accruing loans	$90,506	1.18%	$66,217	0.92%	$59,315	0.87%	$78,459	1.15%	$49,811	0.69%

F-8

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-9)

		March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,
(in thousands)		2021	2021	2021	2021	2022
Total revenue	(A)	$101,286	$97,404	$145,003	$90,721	$89,744
Adj: Net securities losses (1)		31	484	166	106	745
Adj: Net (gains) on sale of business operations and assets		-	-	(51,885)	(1,057)	-
Total adjusted revenue (2)	(B)	$101,317	$97,888	$93,284	$89,770	$90,489

Total non-interest expense	(C)	$78,154	$68,872	$69,460	$69,407	$68,550
Less: Merger, restructuring and other expense		(3,486)	(6)	(1,425)	(864)	(18)
Adjusted non-interest expense (2)	(D)	$74,668	$68,866	$68,035	$68,543	$68,532

Pre-tax, pre-provision net revenue (PPNR)	(A-C)	$23,132	$28,532	$75,543	$21,314	$21,194
Adjusted pre-tax, pre-provision net revenue (PPNR)	(B-D)	26,649	29,022	25,249	21,227	21,957

Net income		$13,031	$21,636	$63,749	$20,248	$20,196
Adj: Net securities losses (1)		31	484	166	106	745
Adj: Net (gains) on sale of business operations and assets		-	-	(51,885)	(1,057)	-
Adj: Restructuring expense and other expense		3,486	6	1,425	864	18
Adj: Income taxes (expense)/benefit		(533)	(22)	12,240	11	(170)
Total adjusted income (2)	(E)	$16,015	$22,104	$25,695	$20,172	$20,789

(in millions, except per share data)
Total average assets	(F)	$12,468	$12,417	$11,925	$11,427	$11,493
Total average shareholders' equity	(G)	1,159	1,174	1,149	1,181	1,189
Total average tangible shareholders' equity (2)(3)	(H)	1,125	1,141	1,118	1,151	1,160
Total average tangible common shareholders' equity (2)(3)	(I)	1,125	1,141	1,118	1,151	1,160
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,142	1,143	1,147	1,153	1,066
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,142	1,143	1,147	1,153	1,066
Total tangible assets, period-end (2)(3)	(L)	12,724	12,241	11,815	11,525	12,069

Total common shares outstanding, period-end (thousands)	(M)	50,988	50,453	48,657	48,667	47,792
Average diluted shares outstanding (thousands)	(N)	50,565	50,608	48,744	48,340	48,067

GAAP earnings per common share, diluted (2)		$0.26	$0.43	$1.31	$0.42	$0.42
Adjusted earnings per common share, diluted (2)	(E/N)	0.32	0.44	0.53	0.42	0.43
Tangible book value per common share, period-end (2)	(K/M)	22.39	22.66	23.58	23.69	22.30
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	8.98	9.34	9.71	10.00	8.83

Performance ratios (4)
GAAP return on equity		4.50%	7.37%	22.18%	6.86%	6.79%
Adjusted return on equity (2)	(E/G)	5.53	7.53	8.94	6.83	6.99
Return on tangible common equity (2)(5)		4.98	7.92	23.14	7.37	7.29
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	6.04	8.08	9.53	7.34	7.49
GAAP return on assets		0.42	0.70	2.14	0.71	0.70
Adjusted return on assets (2)		0.51	0.71	0.86	0.71	0.72
PPNR from continuing operations/assets (2)		0.74	0.92	2.53	0.75	0.74
Adjusted PPNR/assets (2)		0.85	0.93	0.85	0.74	0.76
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	71.32	67.82	68.76	71.98	72.61
Net interest margin, FTE		2.62	2.62	2.56	2.60	2.61

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$41	$79	$2,195	$2,057	$596
Non-interest income charge on tax-credit investments (8)	(P)	(33)	(175)	(1,789)	(1,448)	(357)
Net income on tax-credit investments	(O+P)	9	(96)	406	609	239

Intangible amortization	(Q)	$1,319	$1,297	$1,296	$1,288	$1,286
Fully taxable equivalent income adjustment	(R)	1,494	1,660	1,586	1,604	1,524

(1)	Net securities losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Adjusted return on tangible equity is computed by dividing the total adjusted income adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.

(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

F-9